Exhibit (m)(1)

AMENDED AND RESTATED DISTRIBUTION PLAN
OF
THE ROYCE FUND

                 WHEREAS, The Royce Fund, a Delaware statutory trust (the “Fund”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

                 WHEREAS, the Fund acts as a distributor of its shares, as defined in Rule 12b-1 under the Act, and has adopted a Distribution Plan pursuant to such Rule, and the Trustees of the Fund have determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Fund and its shareholders; and

                 WHEREAS, the Fund intends to employ Royce Fund Services, LLC, a Delaware limited liability company (formerly Royce Fund Services, Inc.) (the “Distributor”), as distributor of each series of its shares.

                 NOW, THEREFORE, the Fund hereby adopts this Amended and Restated Distribution Plan (the “Plan”) in accordance with Rule 12b-1 under the Act on the following terms and conditions:

                 1.     (a)   A portfolio series of the Fund or one or more classes of shares of such series (“Class”) shall pay or cause the shareholders of such Class to pay to the Distributor, as the distributor of the shares of beneficial interest in such Class, a fee for its promoting the distribution and/or continued holding of such shares at the rate of 1% per annum of the average total net assets of such Class or at such lesser rate or rates as may, from time to time, be established for such Class by the Trustees of the Fund and agreed to in writing by the Distributor. Such fee (i) shall be payable out of the assets of such Class or assessed directly against the account of each shareholder thereof, or a combination of both, (ii) shall be payable monthly, quarterly, semi-annually or annually, all as the Trustees of the Fund may determine from time to time, and (iii) shall, to the extent assessed directly against the account of a shareholder, be a liability and an expense only of such shareholder and not of the Fund. Not more than .75% per annum of the average total net assets of any Class shall be an asset-based sales charge for broker-dealers, investment advisers, financial intermediaries (which may include banks), and others that enter into a distribution, underwriting, selling, or service agreement with respect to such Class (each of the foregoing a “Financial Intermediary”) promoting the distribution of the shares of such Class, and not more than .25% per annum of the average total net assets of any Class shall be a personal service and/or account maintenance fee for Financial Intermediaries in connection with the continuous holding of such shares.

                         (b)   In addition, the Trustees of the Fund may, to the extent that the distribution fee for any Class is assessed directly against the account of each shareholder of such Class, establish and, from time to time, change for such Class scheduled variations in or eliminate such directly assessed fee, and such schedules may extend such variations or eliminations to particular Classes or transactions of such series, provided that:

                         (i)     Any such scheduled variation shall be applied uniformly to all offerees of such Class;

                         (ii)    The Fund shall furnish to existing shareholders of such Class and to prospective investors adequate information concerning any such scheduled variations, as prescribed in applicable Securities and Exchange Commission (“SEC”) registration statement form requirements;

                         (iii)   The Fund shall, before making any new directly assessable distribution fee variation available to purchasers of the Class, revise its Prospectus and Statement of Additional Information to describe such variation; and

                         (iv)   The Fund shall advise existing shareholders of such Class of any new variation in such directly assessable fee within one year of the date when such variation is first made available to purchasers of the Class.

                         (c)    Finally, the Fund may impose front-end sales charges on the sale of shares of one or more or all of its Classes and contingent deferred sales charges on the redemption of shares of one or more or all of its Classes.  The Fund may pay to the Distributor or the relevant Financial Intermediary, or the Fund may permit such person to retain, as the case may be, all or a portion of such front-end sales charge or contingent deferred sales charge as compensation for their services in connection with the sale of Fund shares.  Such front-end sales charges shall not exceed 5.25% of the then-current public offering price of the shares being sold, and such contingent deferred sales charges shall not exceed 5% of the then-current net asset value of the shares being redeemed. All such charges shall be established and may be changed from time to time by the Trustees of the Fund and shall be assessed directly against the account of the purchasing and/or redeeming shareholder. All such charges shall be scheduled for each Class, and such schedules may reflect variations in or the elimination of any such charges and may extend such variations in or eliminations of such charges to particular Classes or transactions of such Classes, provided that:

                         (i)     Any such scheduled variation shall be applied uniformly to all shareholders of such Class specified;

                         (ii)    The Fund shall furnish to existing shareholders of such Class and to prospective investors adequate information concerning any such scheduled variations, as prescribed in applicable SEC registration statement form requirements;

                         (iii)   The Fund shall, before making any new front-end or contingent deferred sales charge variation applicable to purchasers of the Class, revise its Prospectus and Statement of Additional Information to describe such new variation; and

                         (iv)   The Fund shall advise existing shareholders of such Class of any new variation of such charge within one year of the date when such variation is first made available to purchasers of the Class, and no such variation shall increase any such charge otherwise applicable to an existing shareholder of such Class in respect of shares of such Class then owned or thereafter purchased by such shareholder or, in the case of shares not then subject to any front-end or contingent deferred sales charge, impose any such charge.

                         (d)    Neither the fees and/or charges nor the aggregate amounts thereof payable to, or retained by, the Distributor or any Financial Intermediary under this Plan shall exceed any limitations which would cause them to be deemed excessive sales charges under Subsection (d) of FINRA Rule 2341, as the same may be amended and in effect from time to time.

                 2. The distribution fees imposed pursuant to Section 1(a) of this Plan plus any proceeds of such front-end and contingent deferred sales charges imposed pursuant to Section 1(c) of this Plan shall, for each Class, be paid for the Distributor’s services as distributor of the shares of such Class.  Such amounts may be paid, in whole or in part, by the Distributor to the relevant Financial Intermediary or retained, in whole or in part, by the relevant Financial Intermediary, as the case may be, in connection with any activities or expenses intended to result in the sale and/or continued holding of such shares, including, but not limited to, compensation to those Financial Intermediaries who introduce investors to such Class or the Fund or its predecessor or, in the case of those investors not so introduced to such Class or the Fund and if permitted by applicable law, reimbursement to such investors for any such fees or front-end or contingent deferred sales charges imposed in respect of their shares, compensation to and expenses of employees of the Distributor (including overhead and telephone expenses) who engage in or support distribution and/or continued holding of the shares of such Class, printing of Prospectuses and reports for other than Fund shareholders, advertising and preparation and distribution of sales literature. The Distributor shall not, except as may be permitted by Rule 12b-1 under the Act, cause the distribution fees and proceeds of front-end or contingent deferred sales charges imposed on one Class or the shareholders of such Class of a particular series of the Fund to be spent or retained by a Financial Intermediary in connection with activities or expenses primarily intended to result in the sale and/or continued holding of the shares of another series of the Fund.

                 3. This Plan shall not take effect as to any Class until it has been approved by the votes of a majority (as defined in the Act) of the outstanding voting securities of such Class, if adopted after any public offering of the Class to persons who are not affiliated persons (as defined in the Act) of the Fund, affiliated persons of such persons, promoters (as defined in the Act) or affiliated persons of such promoters.

                 4. This Plan shall not take effect until it has been approved, together with any related agreements, by the votes of a majority of both (i) the Trustees of the Fund and (ii) those Trustees of the Fund who are not “interested persons” of the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the “Rule 12b-1 Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements. All distribution fees and front-end and contingent deferred sales charges imposed pursuant to Section 1 of this Plan shall also be approved by the Trustees of the Fund in such manner.

                 5. This Plan shall become effective on the date on which the Trust succeeds to the assets and business of Royce Value Fund, Inc., a Maryland corporation registered under the Act, and shall continue in effect as to a Class of the Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 4 hereof.

                 6. Any person authorized to direct the disposition of monies paid or payable by any Class or by any shareholders thereof pursuant to this Plan or any related agreement shall provide to the Fund’s Trustees and the Trustees shall review, at least quarterly, a written report of the amounts so expended for each of the Classes and the purposes for which such expenditures were made.

                 7. This Plan may be terminated as to any Class at any time by the vote of a majority of the Rule 12b-1 Trustees or by the vote of a majority of the outstanding voting securities of such Class. The Distributor shall, notwithstanding any such termination, remain entitled to receive the proceeds of all (i) front-end sales charges imposed by the Fund on sales of the shares of any such Class effected on or prior to the date of any such termination and (ii) contingent deferred sales charges imposed by the Fund on redemptions of the shares of any such Class outstanding on or prior to, and effected on or after, the date of any such termination.

                 8. This Plan may not be amended to increase materially the maximum amount of distribution expenses of a Class provided for herein unless such amendment is approved by the shareholders of such Class in the manner provided for initial approval in Section 3 hereof, and no material amendment to this Plan shall be made unless approved in the manner provided for approval and annual renewal in Section 4 hereof.

                 9. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of those Trustees of the Fund who are not interested persons.

                 10. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 6 hereof for a period of not less than six years from the date of this Plan or the agreements or such report, as the case may be, the first two years in an easily accessible place.

                 IN WITNESS WHEREOF, the Fund has executed this Distribution Plan on the day and year set forth below.

Dated: October 31, 1985, as amended October 5, 1990, January 31, 1991, amended and restated February 16, 2012, and further amended and restated December 16, 2020

THE ROYCE FUND

	By:	/s/ Christopher D. Clark
Christopher D. Clark, President